Exhibit 1.1

JOSEPH GUNNAR & CO., LLC

30 Broad Street, 11th Floor
New York, NY 10004

July 7, 2021

Sysorex, Inc.

13880 Dulles Corner Lane #175

Herndon, VA 20171

Attn: Wayne Wasserberg, Chief Executive Officer

Mr. Wasserberg:

This will confirm our agreement that Sysorex, Inc. (the “Company”) has engaged Joseph Gunnar & Co., LLC (“Placement Agent”) to act as the Company’s exclusive Placement Agent with respect effectuating an Offering of its securities for a twelve-month term (the “Term”). For purposes of this agreement, the term “Offering” means a private placement pursuant to which the Company will be offering a minimum of $9,000,000 (“Minimum Amount”) and up to a maximum of $13,500,000 and an over-allotment option of $1,687,500 (together $15,187,500, the “Maximum Amount”) of Debentures and Warrants. Based on the 12.5% Original Issue Discount on the Debentures, gross proceeds in cash payments from investors shall be $8,000,000 on the Minimum Amount and $12,000,000 on the Maximum Amount ($13,500,000 including the over-allotment option of $1,500,000). Placement of the Debentures and Warrants will be made on a “commercially reasonable efforts,” “all-or-none” basis with respect to the Minimum Amount and on a “commercially reasonable efforts” basis as to all Debentures and Warrants in excess of the Minimum Amount. All capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

The Placement Agent shall offer the Debentures and Warrants only to persons or entities who qualify as “accredited investors,” as such term is defined in Rule 501 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). The Debentures and Warrants will be offered until the earlier of (i) the termination of the Offering as provided herein, (ii) the time that all Debentures and Warrants offered in the Offering are sold, or (iii) August 1, 2021 (“Initial Offering Period”), which date may be extended by the Placement Agent and the Company in their joint discretion until September 1, 2021, subject to a further extension to October 1, 2021 (these additional periods and the Initial Offering Period shall be referred to as the “Offering Period”). The date on which the Offering expires or is terminated shall be referred to as the “Termination Date.”

The offering of the Debentures and Warrants will be made solely pursuant to the Disclosure Materials, which at all times will be in form and substance acceptable to the Placement Agent and their counsel and contain such legends and other information as the Placement Agent and their counsel may, from time to time, deem necessary and desirable to be set forth therein. “Disclosure Materials” as used in this Agreement means that certain Securities Purchase Agreement pursuant to which the Debentures and Warrants are to be sold, inclusive of all exhibits and all amendments, supplements and appendices thereto (the “Purchase Agreement”). Unless otherwise defined, each term used in this Agreement will have the same meaning as set forth in the Disclosure Materials.

1. Representations and Warranties of the Company. Except as set forth in the Disclosure Materials, the representations and warranties of the Company contained below are true and correct as of the date of this Agreement:

(a) The Disclosure Materials haves been diligently prepared by the Company, in conformity with all applicable laws and the requirements of all other rules and regulations of the SEC relating to offerings of the type contemplated by the Offering, and the applicable securities laws and the rules and regulations of those jurisdictions wherein the Debentures and Warrants are to be offered and sold. With respect to actions taken by the Company, the Debentures and Warrants will be offered and sold pursuant to the registration exemption provided by Regulation D and Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder in those jurisdictions in which the Placement Agent notify the Company that the Debentures and Warrants are being offered for sale. The Company has not taken nor will it take any action which conflicts with the conditions and requirements of, or which would make unavailable with respect to the Offering, the exemptions from registration available pursuant to Regulation D or Section 4(a)(2) of the Securities Act, and knows of no reason why any such exemption would be otherwise unavailable to it. The Company has not been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining it for failing to comply with Rule 503 of Regulation D.

(b) The Disclosure Materials do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, the foregoing does not apply to any statements or omissions made solely in reliance on and in conformity with written information furnished to the Company by the Placement Agent specifically for use in the preparation thereof. To the Company’s knowledge, none of the statements, documents, certificates or other items made, prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. There is no fact which the Company has not disclosed in the Disclosure Materials and of which the Company is aware that has had or that could reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) on the results of operations, assets, business, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries (as defined in the purchase agreement), taken as a whole, or (ii) the legality, validity or enforceability of the transactions contemplated by this Agreement, Purchase Agreement, the Debentures, and the Warrants.

(c) Except for the compensation set forth in this Agreement, the Company is not obligated to pay, and has not obligated the Placement Agent to pay, a finder’s or origination fee in connection with the Offering, and hereby agrees to indemnify the Placement Agent from any such claim made by any other person as more fully set forth in Section 8 hereof.

(d) The Company has all requisite corporate power and authority to (i) enter into and perform its obligations under this Agreement and (ii) issue, sell and deliver the transaction documents contemplated by this Agreement and the securities to be issued pursuant thereto and the Placement Agent Warrants (as hereinafter defined). This Agreement has been duly authorized, executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of the Company’s obligations to provide indemnification and contribution remedies under the securities laws and (ii) subject to the limitations imposed by general equity principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) The Company, as well as all Company Related Persons (as defined below) are not subject to any of the disqualifications set forth in Rule 506(d) of Regulation D (each a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Company Related Person is subject to a Disqualification Event. The Disclosure Materials contain a true and complete description of the matters required to be disclosed with respect to the Company and the Company Related Persons pursuant to the disclosure requirements of Rule 506(e) of Regulation D, to the extent applicable. As used herein, “Company Related Persons” means any predecessor of the Company, any affiliated Company, any director, executive officer, other officer of the Company participating in the Offering, any general partner or managing member of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, and any “promoter” (as defined in Rule 405 under the Act) connected with the Company in any capacity. The Company agrees to promptly notify the Placement Agent in writing of (i) any Disqualification Event relating to any Company Related Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Related Person.

(f) For the benefit of the Placement Agent, the Company, hereby incorporates by reference all of the representations and warranties as set forth in Section 3.1 of the Purchase Agreement with the same force and effect as if specifically set forth herein.

2. Representations, Warranties and Covenants of Placement Agent. The Placement Agent represents and warrants to the Company that the following representations and warranties are true and correct as of the date of this Agreement:

(a) The Placement Agent is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and are registered as a broker-dealer under the Exchange Act, and under the securities acts of each state into which they are making offers or sales of the Debentures and Warrants.

(b) Neither Placement Agent nor any Placement Agent Related Persons (as defined below) are subject to any Disqualification Event. Placement Agent has exercised reasonable care to determine whether any Placement Agent Related Person is subject to a Disqualification Event. This Agreement contains a true and complete description of the matters required to be disclosed with respect to Placement Agent and Placement Agent Related Persons pursuant to the disclosure requirements of Rule 506(e) of Regulation D, to the extent applicable. As used herein, “Placement Agent Related Persons” means any director, general partner, managing member, executive officer, or other officer of Placement Agent participating in the Offering. Placement Agent agrees to promptly notify the Company in writing of (i) any Disqualification Event relating to any Placement Agent Related Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Related Person.

3. Further Covenants. The Company hereby covenants and agrees that:

(a) Except upon prior written notice to the Placement Agent, the Company shall not, at any time prior to the Final Closing (as defined below), knowingly take any action which would cause any of the representations and warranties made by it in this Agreement not to be complete and correct in all material respects on and as of each closing date with the same force and effect as if such representations and warranties had been made on and as of each such date (except to the extent any representation or warranty relates to an earlier date).

(b) If, at any time prior to the Final Closing, any event shall occur that causes a Material Adverse Effect, which as a result it becomes necessary to amend or supplement the Disclosure Materials so that the representations and warranties herein remain true and correct in all material respects, or in case it shall be necessary to amend or supplement the Disclosure Materials to comply with Regulation D or any other applicable securities laws or regulations, the Company will promptly notify the Placement Agent and shall, at its sole cost, prepare and furnish to the Placement Agent copies of appropriate amendments and/or supplements in such quantities as the Placement Agent may reasonably request for delivery by the Placement Agent to potential subscribers. The Company will not at any time before the Final Closing prepare or use any amendment or supplement to the Disclosure Materials of which the Placement Agent will not previously have been advised and furnished with a copy, or which is not in compliance in all respects with the Act and other applicable securities laws. As soon as the Company is advised thereof, the Company will advise the Placement Agent and its counsel, and confirm the advice in writing, of any order preventing or suspending the use of the Disclosure Materials, or the suspension of any exemption for such qualification or registration thereof for offering in any jurisdiction, or of the institution or threatened institution of any proceedings for any of such purposes, and the Company will use its best efforts to prevent the issuance of any such order and, if issued, to obtain as soon as reasonably possible the lifting thereof.

(c) The Company shall comply with the Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, all applicable state securities laws and the rules and regulations thereunder in the states in which the Company’s Blue Sky counsel has advised the Placement Agent and the Company that the Debentures and Warrants are qualified or registered for sale or exempt from such qualification or registration, so as to permit the continuance of the sales of the Debentures and Warrants, and will file or cause to be filed with the SEC, and shall promptly thereafter forward or cause to be forwarded to the Placement Agent, any and all reports on Form D as are required.

(d) The Company shall use its best efforts to qualify the Debentures and Warrants for sale under the securities laws of such jurisdictions in the United States as may be mutually agreed to by the Company and the Placement Agent, and the Company will make or cause to be made such applications and furnish information as may be required for such purposes, provided that the Company will not be required to qualify as a foreign corporation in any jurisdiction or execute a general consent to service of process.

(e) Except for the instances explicitly stated in the Disclosure Materials, the Company shall not use any of the net proceeds of the Offering to repay indebtedness to officers, directors or stockholders of the Company without the prior written consent of the Placement Agent.

(f) Except upon obtaining the prior written consent of the Placement Agent, the Company shall not, at any time prior to the earlier of the Final Closing or the Termination Date, except as contemplated by the Disclosure Materials (i) engage in or commit to engage in any transaction outside of the ordinary course of business, (ii) issue, agree to issue or set aside for issuance any securities (debt or equity) or any rights to acquire any such securities; provided that (a) the Company shall be permitted to issue stock options, restricted stock and/or restricted stock units, including such as are convertible into, or exercisable for, shares of common stock to officers, directors and employees of the Company in the ordinary course or as permitted by the Purchase Agreement, (iii) incur, outside the ordinary course of business, any material indebtedness, (iv) dispose of any material assets, or (v) change its business or operations.

(g) The Company shall pay all of its own expenses for accounting fees, legal fees, and other costs involved with the Offering, including without limitation, expenses incurred in connection with the preparation and printing of all Disclosure Materials and the issuance of the Debentures, Warrants and the Placement Agent Warrants (as defined below). The Company will provide at its own expense such quantities of the Disclosure Materials and other documents and instruments relating to the Offering as the Placement Agent may reasonably request. All Blue Sky filings related to this Offering shall be prepared by the Company’s counsel, at the Company’s expense, with copies of all filings to be promptly forwarded to the Placement Agent.

(h) Until the earlier of (i) the Termination Date, and (ii) the Final Closing of the Offering, the Company will not issue any press release except in the ordinary course of business consistent with past practices, grant any interview, or otherwise communicate with the media in any manner whatsoever with respect to the Offering without the Placement Agent’s prior consent.

4. Escrow of Funds. All funds for subscriptions received by the Placement Agent from the Offering (not otherwise wired directly to the Escrow Agent), if any, will be promptly forwarded by the Placement Agent and deposited into a non-interest bearing escrow account (the “Escrow Account”) established for such purpose with Signature Bank (the “Escrow Agent”). All such funds for subscriptions will be held in the Escrow Account pursuant to the terms of an escrow agreement among the Company, the Placement Agent and the Escrow Agent (the “Escrow Agreement”). The Company will pay all fees related to the establishment and maintenance of the Escrow Account. The Company will either accept or reject, for any or no reason, the documents to be returned by investors as set forth in the Disclosure Materials (the “Subscription Documents”) in a timely fashion and at each Closing, the Company will countersign the Subscription Documents and provide duplicate copies of such documents to the Placement Agent for distribution to the subscribers. The Placement Agent on the Company’s behalf, will promptly return to subscribers incomplete, improperly completed, improperly executed and rejected subscriptions. If Subscription Documents and good available funds for at least the Minimum Amount have not been received and accepted by the Company on or before the Termination Date for any reason, the Offering will be terminated, no Debentures and Warrants will be sold, and the Escrow Agent will, at the request of the Placement Agent, cause all monies received from subscribers for the Debentures and Warrants to be promptly returned to such subscribers without interest, penalty, expense or deduction.

If subscriptions for gross proceeds in cash payment for at least the Minimum Amount have been accepted prior to the Termination Date, the funds therefor have been collected by the Escrow Agent and all of the conditions set forth elsewhere in this Agreement are fulfilled, the first closing of the Offering (“First Closing”) shall be held promptly with respect to Debentures and Warrants sold. Thereafter additional Debentures and Warrants will continue to be offered and sold until the Termination Date and additional closings (each a “Closing”) may from time to time be conducted at times mutually agreed to by the Placement Agent and the Company with respect to additional Debentures and Warrants sold, with the final closing (“Final Closing”) to occur within ten (10) days after the earlier of the Termination Date and the date on which Debentures and Warrants for up to the Maximum Amount have been fully subscribed for. Delivery of payment for the accepted subscriptions for Debentures and Warrants from funds held in the Escrow Account will be made at each Closing against delivery of the Debentures and Warrants by the Company. The Company shall deliver the original securities comprising the Debentures and Warrants per instructions to be provided by the Placement Agent within five (5) business days following each Closing.

5. Compensation to Placement Agent.

(a) In connection with the Offering, the Company will pay the Placement Agent a cash fee (the “Placement Agent’s Cash Fee”) equal to 10% of the aggregate gross proceeds of the Offering. The Placement Agent’s Cash Fee shall be paid at each Closing from the gross proceeds raised. As additional compensation, the Company shall issue to the Placement Agent or its designees at or prior to the Final Closing of the Offering, warrants (the “Placement Agent Warrants”) to purchase 10% of the Underlying Securities at an exercise price equal to the exercise price of the Warrants. The Placement Agent Warrants shall have cashless exercise provisions, and such other terms mutually agreed upon by the Company and the Placement Agent. Notwithstanding the foregoing in this subsection 5(a), the Company will pay the Placement Agent a cash fee equal to 5% of the aggregate gross proceeds of the Offering as well as issue to the Placement Agent or its designees at or prior to the Final Closing of the Offering Placement Agent Warrants to purchase 5% of the Underlying Securities at an exercise price equal to the exercise price of the Warrants, in case of purchases made by Mark Peikin, Bespoke Growth Partners and/or certain accredited friends or family of Mark Peikin or the Company. In addition, the Company will reimburse the Placement Agent for all reasonable, documented marketing, travel and other out-of-pocket expenses incurred in connection with the Offering and pay the Placement Agent’s counsel fees in the amount of $25,000 (the “Legal Fees”), provided; however, any fees or expenses incurred in connection with the Offering shall not exceed $25,000 (the “Maximum Expense Amount”), excluding the Legal Fees. The Maximum Expense Amount and the Legal Fees shall be paid at the initial Closing.

(b) The Company shall also pay to the Placement Agent the Placement Agent’s Cash Fee to the extent any party first introduced to the Company by the Placement Agent (“Placement Agent Investors”) at any time prior to the date that is twelve (12) months after the applicable termination date of the Offering or the Final Closing (“Tail Period”), whichever is applicable. The names of Tail Investors shall be provided in writing by the Placement Agent to the Company upon written request following the termination date or the Final Closing, as the case may be (the “Tail Investor List”). The Company acknowledges and agrees that the Tail Investor List is proprietary to the Placement Agent, shall be maintained in strict confidence by the Company and those persons and entities on such list shall not be contacted by the Company without the Placement Agent’s prior written consent; provided, however, that such restrictions shall not apply to ordinary course stockholder communications by the Company to its stockholders. As used herein, the term “Placement Agent Investors” includes any party that is an affiliate or a referral of the specific party named in the Placement Agent Investor List.

(c) In the event the Offering is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Placement Agent shall be entitled to be reimbursed for its reasonable accountable expenses incurred in connection with the Offering upon receipt of written accounting therefor in reasonable detail subject to the Maximum Expense Amount.

(d) Joseph Gunnar & Co., LLC, as Placement Agent, shall be responsible for collecting and distributing all fees and other compensation due hereunder to and among the Placement Agent.

6. Conditions of Placement Agent’s Obligations. The obligations of the Placement Agent hereunder to affect a Closing are subject to the fulfillment, at or before each Closing, of the following additional conditions:

(a) Each of the representations and warranties made by the Company herein shall be true and correct at all times prior to and on each Closing date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by them at or before the Closing.

(c) The Disclosure Materials did not, and as of the date of any amendment or supplement thereto will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company shall have obtained all consents, waivers and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby.

(e) No order suspending the use of the Disclosure Materials or enjoining the Offering shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the Company’s knowledge, threatened.

(f) The Placement Agent shall have received a certificate of the Chief Executive Officer of the Company, dated as of the date of the Closing, certifying, as to the fulfillment of the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) above.

(g) The Company shall have delivered to the Placement Agent: (i) a certified charter document and good standing certificate, each dated as of a date within ten (10) days prior to the First Closing from the secretary of state of its jurisdiction of incorporation; and (ii) resolutions of the Company’s Board of Directors approving this Agreement and the transactions and agreements contemplated by this Agreement and the Disclosure Materials, certified by the Chief Executive Officer of the Company.

(h) At each Closing, the Company shall pay and issue to the Placement Agent the Placement Agent Cash Fee and Placement Agent expense reimbursement earned in such Closing. Placement Agent Warrants shall be delivered to the Placement Agent in accordance with Section 5 hereto.

(i) At each Closing, the Company shall deliver to the Placement Agent a signed opinion of Mitchell Silberberg & Knupp LLP, counsel to the Company, dated as of the Closing Date, in form and substance fully satisfactory to the Placement Agent. Such opinion shall contain, among other items, opinions on matters relating to organization and good standing, corporate power and authority and exemption of the Offering from the registration requirements of the Securities Act.

(j) All proceedings taken at or prior to any Closing in connection with the authorization, issuance and sale of the Debentures and Warrants will be fully satisfactory in form and substance to the Placement Agent and their counsel, and such counsel shall have been furnished with all such documents, certificates and opinions as it may request upon prior notice in connection with the transactions contemplated hereby.

(k) The Company will make members of management and other employees available to the Placement Agent if the Placement Agent shall so request for purposes of satisfying the Placement Agent’s due diligence requirements and consummating the Offering. In addition, the Company shall make its Chief Executive Officer, Chief Financial Officer and other key management members available to attend a reasonable number of investor presentations, as recommended by the Placement Agent and shall commit such time and other resources as are reasonably necessary or appropriate to support the Placement Agent in their efforts to secure the reasonable and timely success of the Offering.

7. Conditions of Company’s Obligations. The obligations of the Company hereunder to affect a Closing are subject to the fulfillment, at or before each Closing, of the following additional conditions or subject to the waiver of such condition or conditions by the Company:

(a) Each of the representations and warranties made by the Placement Agent shall be true and correct at all times prior to and on each Closing date.

(b) The Placement Agent shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by it at or before the Closing; and

(c) The Company shall have received a certificate of officers of the Placement Agent, dated as of the date of each Closing, certifying, as to the fulfillment of the conditions set forth in subparagraphs (a) and (b) above; and

(d) No order suspending the use of the Disclosure Materials or enjoining the Offering shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the Company’s knowledge, be contemplated or threatened.

8. Right of First Refusal. For a period of twelve (12) months following the expiration of the Offering Period and subject to a closing of the Offering having been effected, in the event that the Company desires to raise additional capital in the form of debt, equity or otherwise (a “Prospective Financing”), the Placement Agent shall have the right of first refusal to act as Placement Agent with respect to any such Prospective Financing, and the Company shall provide written notice containing the terms of such Prospective Financing (the “ROFR Notice”) to the Placement Agent prior to effectuating any such transaction. The ROFR Notice shall specify all of the key terms of the Prospective Financing, including, but not limited to, the proposed investment amount, the proposed rate of interest, the proposed conversion price, the proposed term of the investment, the type and number of securities to be sold and any and all other relevant terms, each as applicable. Upon Placement Agent’s receipt of the ROFR Notice, Placement Agent shall have the exclusive right to act as Placement Agent in such Prospective Financing(s), upon the terms specified in the ROFR Notice, by sending written notice to the Company within seven (7) business days after Placement Agent’s receipt of the ROFR Notice. In the event Placement Agent fails to exercise its right of first refusal with respect to an ROFR Notice within the time set forth above, Placement Agent shall be deemed to have waived its right of first refusal with respect to such Prospective Financing, provided that it shall retain such right with respect to any future Prospective Financing. Notwithstanding anything contained herein, the Company shall not furnish any material non-public information concerning the Company without the Placement Agent’s prior written consent, and shall initially only indicate to the Placement Agent that the Company contemplates a financing.

9. Indemnification. (a) The Company will: (i) indemnify and hold harmless the Placement Agent, their agents and their respective officers, directors, employees, selected dealers and each person, if any, who controls the Placement Agent within the meaning of the Section 15 of the Act or Section 20(a) of the Exchange Act and such selected dealers (each an “Indemnitee” or a “Placement Agent Party”) against, and pay or reimburse each Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Indemnitee may become subject (x) under the Act or otherwise, in connection with the offer and sale of the Debentures and Warrants and (y) as a result of the breach of any representation, warranty or covenant made by the Company, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Indemnitee or by any third party; and (ii) reimburse each Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, that the Company will not be liable in any such case to the extent that any such claim, damage or liability is finally judicially determined to have resulted primarily from (A) an untrue statement or alleged untrue statement of a material fact made in the Disclosure Materials, or an omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use in the Disclosure Materials, (B) any violations by the Placement Agent of the Act, state securities laws or any rules or regulations of FINRA, which is not directly caused from a violation thereof by the Company or any of its affiliates or (C) the Placement Agent’s willful misconduct or recklessness. In addition to the foregoing agreement to indemnify and reimburse, the Company will indemnify and hold harmless each Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Indemnitee in connection with the Offering, other than fees due to the Placement Agent. The foregoing indemnity agreements will be in addition to any liability the Company may otherwise have.

(b) The Placement Agent will indemnify and hold harmless the Company, its officers, directors, and each person, if any, who controls such entity within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act against, and pay or reimburse any such person for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions, proceedings or investigations in respect thereof) to which the Company or any such person may become subject under the Act or otherwise, whether such losses, claims, damages, liabilities or expenses shall result from any claim of the Company or any such person who controls the Company within the meaning of the Act or by any third party, but only to the extent that such losses, claims, damages or liabilities results from (i) an untrue statement or alleged untrue statement of a material fact made in the Disclosure Materials, or an omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, made in reliance upon and in conformity with written information furnished to the Company by the Placement Agent, specifically for use in the Disclosure Materials, (ii) as a result of the breach of any representation, warranty or covenant made by the Placement Agent, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any third party, or (iii) any violations by the Placement Agent of the Act or state securities laws which does not result from a violation thereof by the Company or any of its affiliates. The Placement Agent will reimburse the Company or any such person for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action, proceeding or investigation to which such indemnity obligation applies. The foregoing indemnity agreements are in addition to any liability which the Placement Agent may otherwise have. Notwithstanding the foregoing, in no event shall Placement Agent’s indemnification obligation hereunder exceeds the amount of Cash Fees actually received by the Placement Agent hereunder.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 9 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party, provided, however, that if counsel selected to represent the indemnified party shall have concluded that there may be a conflict of interest which prevents it from representing the indemnified party and the indemnifying party, then the indemnified party may retain additional counsel to represent it and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. No settlement of any Action against an indemnified party will be made without the consent of the indemnifying party and the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned in light of all factors of importance to such party, and no indemnifying party shall be liable to indemnify any person for any settlement of any such claim effected without such indemnifying party’s consent.

10. Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 9 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Placement Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company bear to the total Placement Agent’s Cash Fees received by the Placement Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Placement Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Placement Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Placement Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section. No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10, each person, if any, who controls the Placement Agent within the meaning of the Act will have the same rights to contribution as the Placement Agent, and each person, if any, who controls the Company within the meaning of the Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 10. Anything in this Section 10 to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 10 is intended to supersede, to the extent permitted by law, any right to contribution under the Act, the Exchange Act or otherwise available.

11. Miscellaneous.

(a) Survival. Any termination of the Offering without consummation thereof shall be without obligation on the part of any party except the Company’s payment of fees and expenses pursuant to Sections 3(g), 5(a) and 5(b) hereof, the indemnification provisions provided in Section 9 hereof, the contribution provided in Section 10 hereof shall survive any termination. In addition, the provisions contained in Section 9 regarding indemnification and Section 10 regarding contribution shall survive the Final Closing.

(b) Representations, Warranties and Covenants to Survive Delivery. The respective representations, warranties, indemnities, agreements, covenants and other statements of the Company as of the date hereof shall survive execution of this Agreement and delivery of the Debentures and Warrants and the termination of this Agreement for a period of two years.

(c) No Other Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder. This Agreement may not be assigned without the prior written consent of the parties hereto.

(d) Governing Law. This Agreement, and all claims arising in whole or in part out of related to, based upon, or in connection herewith or the subject matter hereof will be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(e) Consent to Jurisdiction. Each of the parties to this Agreement irrevocably (a) submits to the exclusive jurisdiction of the state or federal courts located in the State of New York for the purpose of any and all actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof; (b) waives to the extent not prohibited by applicable legal requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it, they are not subject personally to the jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court; (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise; (d) consents to service of process in any such action in any manner permitted by the laws of the State of New York; (e) agrees that service of process made in accordance with clause (d) or made pursuant to subsection 11(h) below will constitute good and valid service of process in any such action; and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process.

(f) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT, THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN ANY ACTION OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11(F) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. Each of the parties acknowledges that they have been informed by each other Party that the provisions of Section 11(e) and this Section 11(f) constitute a material inducement upon which such Party is relying and will rely in entering into this Agreement, and each such Party agrees that any breach by such Party of any of the provisions of Section 11(e) or this Section 11(f) would constitute a material breach of this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by email/pdf transmission shall constitute valid and sufficient delivery thereof.

(h) Notices. All notices, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by email or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be made to the parties at the addresses designated below or at such other or different addresses which a party may subsequently provide with notice thereof, and to their respective legal counsel, as follows:

(i). If to the Placement Agent, to:

Joseph Gunnar & Co., LLC

30 Broad Street, 11th floor

New York, NY 10004

Attention: Stephan A Stein, President

Email: SStein@jgunnar.com

with a copy to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

Attention: Joseph Lucosky, Esq.

Email: jlucosky@lucbro.com

or to such other person or address as the Placement Agent shall furnish to the Company in writing.

(ii) If to the Company, to:

Sysorex, Inc.

13880 Dulles Corner Lane #175

Herndon, VA 20171

Attn: Wayne Wasserberg, CEO

Email: wayne@ttmdigitalassets.com

with a copy to:

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor

New York, NY 10022

Attn: Blake Baron, Esq.

Email: bjb@msk.com

or to such other person or address as the Company shall furnish to the Placement Agent in writing.

(h) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters herein referred and this Agreement has no bearing or effect on any prior agreements entered into by the parties hereto. Neither this Agreement nor any term hereof may be changed, waived or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought. In addition, each of the parties to this Agreement expressly agrees and acknowledges that it has been represented by counsel in connection with the negotiation and execution of this Agreement. Each party to this Agreement further expressly agrees and acknowledges that it is not entering into this Agreement in reliance upon any representations, promises or assurance other than those expressly set forth in this Agreement

(i) No Commitment. The execution of this Agreement does not constitute a commitment by the Placement Agent or the Company to consummate any transaction contemplated hereunder and there can be no assurance that the Placement Agent will be able to locate any third parties to provide financing to the Company.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated in this Agreement are fulfilled in accordance with the terms in this Agreement and the Purchase Agreement to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

If the foregoing accurately reflects our understanding, please so indicate by signing in the space provided below.

Sincerely,

JOSEPH GUNNAR & CO., LLC.

By:	/s/ Stephan A. Stein
Stephan A. Stein
President

Agreed to and accepted this 7th day of July, 2021

Sysorex, Inc.

By:	/s/ Wayne Wasserberg
Wayne Wasserberg
Chief Executive Officer